Exhibit 99.1

MIMEDX Announces Second Quarter 2023 Operating and Financial Results

Records Second Quarter Net Sales of $81.3 Million; an Increase of 21.5% Over the Prior Year Period

Increases Full-Year 2023 Guidance for Net Sales Growth

Welcomes Highly Successful MedTech Executive as Chief Financial Officer

Management to Host Conference Call on Tuesday, August 1, 2023, at 5:00 PM ET

MARIETTA, GA., August 1, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), today announced operating and financial results for the second quarter 2023, which ended June 30, 2023, including net sales of $81.3 million, net income of $1.2 million and Adjusted EBITDA1 of $14.1 million.

Joseph H. Capper, MIMEDX Chief Executive Officer, commented, “Our second quarter results demonstrate excellent momentum in the business, as we continue to see increasing demand for our products across all sites of service. The Company’s 21.5% top-line growth was driven by solid execution on the part of our commercial team, which continues to out-perform the market. Our Operations team also deserves tremendous credit for not only ensuring production levels to meet this increasing demand, but to do so in a highly efficient manner, resulting in an improved gross margin percentage.

“We were also excited to record a much improved second quarter Adjusted EBITDA of $14.1 million, representing 17.4% of net sales. With the elimination of the expenses that were associated with our knee osteoarthritis (“KOA”) development project, we now expect our Adjusted EBITDA margin in the second half of 2023 to be above 20%, demonstrating excellent leverage as the business scales.

“As a result of our progress to date, we are increasing guidance for our full-year 2023 net sales percentage growth rate to be in the mid to high teens.

“Finally, we could not be more pleased with the arrival of Doug Rice, who has joined MIMEDX as our new CFO, rounding out a team of highly accomplished and seasoned healthcare executives, capable of taking the Company to new heights.”

Recent Operating and Financial Highlights:

•	Announced strategic realignment; increasing focus on Wound & Surgical businesses and positioning the Company with opportunity to significantly improve profitability.

•	Appointed Doug Rice as Chief Financial Officer.

•	Announced favorable appellate court ruling affirming dismissal of putative securities class action case.

•	Reported

•	Second quarter 2023 net sales of $81.3 million, an increase of 21.5% over second quarter 2022.

[1]

EBITDA, Adjusted EBITDA, Free Cash Flow and related margins are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” for a reconciliation of EBITDA, Adjusted EBITDA and Free Cash Flow to GAAP financial measures, located in “Selected Unaudited Financial Information” of this release.

•	GAAP net income of $1.2 million for second quarter 2023, compared to a net loss of $10.9 million for the prior year period.

•

Adjusted EBITDA of $14.1 million for second quarter 2023, compared to an Adjusted EBITDA loss of $1.0 million for the prior year period and $5.5 million in Adjusted EBITDA during the first quarter 2023.

	Three Months Ended June 30,
	(in thousands)
	2023	2022
Net sales	$81,257	$66,883
GAAP Net income (loss)	1,200	(10,868)
EBITDA	3,634	(8,605)
Adjusted EBITDA	14,102	(959)
GAAP Net loss per common share - basic	$(0.00)	$(0.11)
GAAP Net loss per common share - diluted	$(0.00)	$(0.11)

Segment Information

MIMEDX’s second quarter results are summarized using the Company’s two reportable segments: Wound & Surgical and Regenerative Medicine. Following the announced strategic realignment in June 2023, the Company anticipates it will present its financial results as one segment prospectively. A summary of the Company’s performance for the three months ended June 30, 2023 and three months ended June 30, 2022 by segment is included below (amounts in thousands):

Three Months Ended June 30, 2023

	Wound & Surgical	Regenerative Medicine	Corporate & Other	Consolidated
Net sales	$80,461	$—	$796	$81,257
Cost of sales	12,736	—	847	13,583
Selling, general and administrative expense	38,500	—	13,425	51,925
Research and development expense	1,632	6,865	—	8,497
Restructuring	—	3,256	—	3,256
Impairment of Goodwill	—	—	—	—
Amortization of intangible assets	—	—	191	191

Segment contribution	$27,593	$(10,121)
Investigation, restatement and related expense				1,017

Operating income				$2,788

Note: Net sales in Corporate & Other reflect the Company’s only sales of Dental products, from a contract under which sales will terminate in 2023.

Three Months Ended June 30, 2022

	Wound & Surgical	Regenerative Medicine	Corporate & Other	Consolidated
Net sales	$66,094	$—	$789	$66,883
Cost of sales	10,838	—	985	11,823
Selling, general and administrative expense	38,681	—	17,112	55,793
Research and development expense	2,408	3,104	—	5,512
Amortization of intangible assets	38,681	—	17,112	55,793

Segment contribution	$14,167	$(3,104)
Investigation, restatement and related expense				3,218

Operating loss				$(9,636)

Note: Net sales in Corporate & Other reflect the Company’s only sales of Dental products, from a contract under which sales will terminate in 2023.

Net Sales

MIMEDX reported net sales for the three months ended June 30, 2023 of $81.3 million, compared to $66.9 million for the three months ended June 30, 2022, an increase of 21.5%. Net sales growth benefited from strong demand for the Company’s Wound & Surgical product offering across all of its sites-of-service and continued uptake of new products launched in the last twelve months.

Gross Profit and Margin

Gross profit for the three months ended June 30, 2023, was $67.7 million an increase of $12.6 million, as compared to the prior year period.

Gross margin for the three months ended June 30, 2023, was 83.3% compared to 82.3% for the three months ended June 30, 2022. The year-over-year improvement in gross margins was driven by continued execution on yield improvement projects as well as favorable product mix, with increased sales in higher margin care settings.

Operating Expenses

Selling, general and administrative expenses for the three months ended June 30, 2023, were $51.9 million compared to $55.8 million for the three months ended June 30, 2022. The decrease primarily reflects continued focus on expense management, more than offsetting higher commissions associated with increased sales.

Research and development expenses were $8.5 million for the three months ended June 30, 2023 compared to $5.5 million for the three months ended June 30, 2022. The increase was primarily driven by clinical trial costs as well as severance expense associated with the Company’s strategic realignment announced in June 2023.

Restructuring expense for the three months ended June 30, 2023 were $3.3 million, reflecting certain charges related to the disbanding of our Regenerative Medicine business unit, including write-downs of prepaid clinical trial costs and other wind-down activities.

Investigation, restatement and related expenses for the three months ended June 30, 2023 were $1.0 million compared to $3.2 million for the three months ended June 30, 2022.

Net income for the three months ended June 30, 2023, was $1.2 million compared to a net loss of $10.9 million for the three months ended June 30, 2022.

Liquidity

As of June 30, 2023, the Company had $68.7 million of cash and cash equivalents compared to $61.2 million as of March 31, 2023 and $66.0 million as of December 31, 2022. Also as of June 30, 2023, the Company had $48.8 million in long term debt, essentially flat versus the prior year period.

For the second quarter 2023, the Company generated operating cash flows of $7.8 million, compared operating cash flow usage of $3.0 million in the prior year period. Also, for the second quarter 2023, the Company generated Free Cash Flow2 of $7.5 million, compared to negative Free Cash Flow of $3.4 million in the prior year period.

Financial Goals

Based upon the strong commercial momentum in the business on a year-to-date basis, MIMEDX expects full year 2023 net sales growth in the mid-to-upper teens as a percentage, driven by continued demand for the Company’s Wound & Surgical product offering across its sites of service, and ongoing uptake of new products launched in the last twelve months.

Additionally, based in part on the financial benefits associated with the Company’s recently announced strategic realignment, Adjusted EBITDA margin in the second half of 2023 is expected to exceed 20%.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its second quarter 2023 results on Tuesday, August 1, 2023, beginning at 5:00 p.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here

U.S. Investors: 877-407-6184

International Investors: 201-389-0877

Conference ID: 13739125

[2]

Free Cash Flow is a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of Free Cash Flow to cash flows provided by (used in) operating activities, located in “Selected Unaudited Financial Information” of this release.

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) our 2023 financial goals and expectations for future financial results, including levels of Adjusted EBITDA, Adjusted EBITDA margin, contribution margin and corporate expenses; (iii) our expectations regarding the timing and impact of new product launches; and (iv) the effectiveness of amniotic tissue as a therapy for any particular indication or condition. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, the reimbursement environment and many other factors; (ii) the Company may change its plans due to unforeseen circumstances; (iii) our access to hospitals and health care provider facilities could be restricted as a result of any public health emergencies, such as COVID-19, or other factors; (iv) the results of scientific research are uncertain and may have little or no value; (v) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vi) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (vii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX

MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470.304.7291

mnotarianni@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands) Unaudited

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$68,652	$65,950
Accounts receivable, net	48,963	43,084
Inventory	16,815	13,183
Prepaid expenses	3,683	8,646
Other current assets	3,110	3,335

Total current assets	141,223	134,198
Property and equipment, net	7,261	7,856
Right of use asset	2,742	3,400
Goodwill	19,441	19,976
Intangible assets, net	5,565	5,852
Other assets	146	148

Total assets	$176,378	$171,430

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,150	$8,847
Accrued compensation	21,602	21,852
Accrued expenses	12,645	11,024
Other current liabilities	2,063	1,834

Total current liabilities	44,460	43,557
Long term debt, net	48,838	48,594
Other liabilities	3,252	4,773

Total liabilities	96,550	96,924
Convertible preferred stock	92,494	92,494
Total stockholders’ (deficit) equity	(12,666)	(17,988)

Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$176,378	$171,430

MiMedx Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands) Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$81,257	$66,883	$152,933	$125,777
Cost of sales	13,583	11,823	26,002	21,759

Gross profit	67,674	55,060	126,931	104,018

Operating expenses:
Selling, general and administrative	51,925	55,793	104,202	105,363
Research and development	8,497	5,512	14,993	11,476
Restructuring	3,256	—	3,256	—
Investigation, restatement and related	1,017	3,218	4,690	5,770
Amortization of intangible assets	191	173	380	345

Operating income (loss)	2,788	(9,636)	(590)	(18,936)

Other expense, net
Interest expense, net	(1,630)	(1,170)	(3,184)	(2,295)
Other expense, net	(32)	—	(32)	(1)

Income (loss) before income tax provision	1,126	(10,806)	(3,806)	(21,232)
Income tax provision expense	74	(62)	23	(125)

Net income (loss)	$1,200	$(10,868)	$(3,783)	$(21,357)

Net loss available to common shareholders	$(528)	$(12,496)	$(7,194)	$(24,571)

Net loss per common share - basic	$(0.00)	$(0.11)	$(0.06)	$(0.22)
Net loss per common share - diluted	$(0.00)	$(0.11)	$(0.06)	$(0.22)

Weighted average common shares outstanding - basic	115,866,371	112,867,912	115,136,646	112,245,334
Weighted average common shares outstanding - diluted	115,866,371	112,867,912	115,136,646	112,245,334

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Six Months Ended June 30,
	2023	2022
Net cash flows provided by (used in) operating activities	3,727	(13,228)
Net cash flows used in investing activities	(1,025)	(577)
Net cash flows used in financing activities	—	(776)

Net change in cash	2,702	(14,581)

Reconciliation of Non-GAAP Measures

In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow and related margins. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) investigation, restatement and related expenses, (vi) expenses related to disbanding of the Regenerative Medicine business unit and (vii) share-based compensation.

A reconciliation of GAAP net income (loss) to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$1,200	$(10,868)	$(3,783)	$(21,357)

Net margin	1.5%	(16.2)%	(2.5)%	(17.0)%
Non-GAAP Adjustments:
Depreciation expense	687	858	1,401	1,718
Amortization of intangible assets	191	173	380	345
Interest expense, net	1,630	1,170	3,184	2,295
Income tax provision (benefit) expense	(74)	62	(23)	125

EBITDA	3,634	(8,605)	1,159	(16,874)

EBITDA margin	4.5%	(12.9)%	0.8%	(13.4)%

Additional Non-GAAP Adjustments
Costs incurred in connection with Audit Committee Investigation and Restatement	1,017	3,218	4,690	5,770
Share-based compensation	4,060	4,428	8,405	8,426
Expenses related to disbanding of Regenerative Medicine business unit	$5,391	$—	$5,391	$—

Adjusted EBITDA	$14,102	$(959)	$19,645	$(2,678)

Adjusted EBITDA margin	17.4%	(1.4)%	12.8%	(2.1)%

We are not able to provide a reconciliation of our Adjusted EBITDA margin expectation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

Free Cash Flow

Free Cash Flow is intended to provide a measure of our ability to generate cash in excess of capital investments. It provides management with a view of cash flows which can be used to finance operational and strategic investments.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, including purchases of equipment.

A reconciliation of GAAP net cash provided by (used in) operating activities to Free Cash Flow appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash flows provided by (used in) operating activities	$7,775	$(3,005)	$3,727	$(13,228)
Purchases of equipment	(299)	(380)	(932)	(498)

Free Cash Flow	$7,476	$(3,385)	$2,795	$(13,726)